Framework Agreement

Party A: Hainan Human Resources Training Center

Party B: CIBT Education Group Inc.

Both parties agree to:

-	Establish a GLN center at Party A’s location;

-	Programs to offer1-3 Months Hotel Programs + Internship / RCA programs / Other SSCC programs;

-	Party B is responsible of investing in video conferencing equipment and curriculum

-	Party A is responsible of obtaining government approval, classrooms with teaching facilities and teacher dormitory.

Programs to offer:

-	1 to 3 months AHLEI training plus internship program

-	Residential Care Assistant program

-	Other Sprott-Shaw Community College programs

Term:

-	This agreement will be effective from the date on which both parties sign and valid for 10 years.

-	Renewal or termination of the agreement will be discussed by both parties 6 months before the expiry date.

Party A: Hainan Human Resources Training Center

Legal Representative: Mi Zhang

Seal:

Date: July 1, 2011

Party B: CIBT Education Group Inc.

Legal Representative: Summit Wu

Seal:

Date: July 1, 2011